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                           YAHOO! FRANCE LICENSE AGREEMENT

      This YAHOO! FRANCE LICENSE AGREEMENT (the "AGREEMENT") is entered into as of this 1st day of November, 1996 (the "EFFECTIVE DATE") by and between:

      YAHOO! INC., a California corporation ("YAHOO") with a principal office at 3400 Central Expressway, Santa Clara, CA 95051; and


      YAHOO! FRANCE, a corporation organized under the laws of France ("YAFR"), with a principal office at _______________________________________; with reference to the following:

                                       RECITALS

      The following provisions form the basis for, and are hereby made a part of, this Agreement:

      A. Yahoo owns, operates and distributes a leading index and directory of Internet resources, including a hierarchical index, information indexing and retrieval software; and

      B. YAFR has been organized with 70% owned by Yahoo and 30% owned by SB Holdings (Europe) Ltd., pursuant to a joint venture agreement entered into concurrently herewith (the "JOINT VENTURE AGREEMENT"), in order to operate in France a localized version of the Yahoo Guide, to develop related on-line navigational services in France, and to conduct certain other businesses relating to such activities.


                                      AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                    ARTICLE I:  DEFINITIONS; RULES OF CONSTRUCTION

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1.1   DEFINITIONS. For purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below:

      "AFFILIATE" shall mean any corporation, limited liability company, partnership or other entity (collectively, an "ENTITY" ): (1) that is controlled by or controls a party (collectively, a

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"CONTROLLED ENTITY" ); or (2) that is controlled by or controls any such
Controlled Entity, in each instance of clause (1) or (2) for so long as such control continues. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Without limiting the foregoing, joint control of an Entity with one or more other persons or Entities shall be deemed to constitute control for purposes hereof.

      "COMPETITIVE NAVIGATIONAL TOOLS" shall mean any third party Internet directory or Internet search tool that provides a comprehensive hierarchical directory or text-based index of WWW sites, including, without limitation, those Competitive Navigational Tools owned, operated, or offered by the companies listed in EXHIBIT C attached hereto. No service or tool shall be deemed to be a "Competitive Navigational Tool" solely because it is offered by a third party that also offers services or tools that are "Competitive Navigational Tools."

      "COMPONENTS" shall mean information, materials, products, features, services, content, computer software, designs, artistic renderings, drawings, sketches, characters, layouts, and the digital implementations thereof, PROVIDED, HOWEVER, that "Components" shall not include Local Content.

      "CONFIDENTIAL INFORMATION" shall mean any information relating to or disclosed in the course of this Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to know-how, trade secrets, log data, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" shall not include information which: (i) is known to the recipient on the Effective Date directly or indirectly from a source other than one having an obligation of confidentiality to the providing party; (ii) hereafter becomes known (independently of disclosure by the providing party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the providing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; or (iv) is or was independently developed by the recipient without use of or reference to the providing party's confidential information, as shown by evidence in the recipient's possession.

      "DERIVATIVE WORK" shall mean all "derivative works" and "compilations", within the meaning of such terms as defined in the U.S. Copyright Act (17 U.S.C.
Section 101 et seq.).

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      "INTELLECTUAL PROPERTY RIGHTS" shall mean trade secrets, patents, copyrights, trademarks, know-how, moral rights, and similar rights of any type under the laws of any governmental authority, domestic or foreign including all applications and registrations relating to any of the foregoing.

      "JOINT ENHANCEMENTS" shall mean any enhancements, added functionalities, additions, extensions or improvements to Yahoo.FR that are created or developed jointly by YAFR, on the one hand, and Yahoo, its Affiliates (other than Yahoo! France, Yahoo! Deutschland, or Yahoo! UK) or their agents, on the other hand, including any Components which are jointly contributed to Yahoo.FR.

      "LAUNCH DATE" shall mean the first date on which Yahoo.FR is made generally available to the public in the Territory.

      "LOCAL CONTENT" shall mean content, including WWW site listings, added to Yahoo.FR by YAFR and that is: (i) specific to the market of the Territory; and
(ii) originates in or arises from activities in the Territory.

      "LOCALIZED SITE" shall mean YAFR's WWW site(s) in the Territory of the Yahoo Service through which the Yahoo Properties are made available to Yahoo.FR Users.

      "LOG DATA" shall mean all data generated by an Internet server that relates to file requests, user identification, session times and similar available information, including information set forth by EXHIBIT E.

      "TERRITORY" shall mean France, exclusive of its territories and protectorates.

      "WWW" shall the World Wide Web, a system for accessing and viewing text, graphics, sound and other media via the Internet.

      "YAHOO BRAND FEATURES" shall mean Yahoo trademarks, trade names, service marks, service names, distinct elements of the Yahoo Service Look and Feel and all other Components specifically associated with the "Yahoo!" brand, as to which Yahoo has established trademark, trade name or similar protectable rights, including the name "Yahoo!" and any modifications or improvements to the foregoing that may be created by Yahoo from time to time.


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      "YAHOO BRAND GUIDELINES" shall mean the guidelines for use of the Yahoo
Brand Features, as specifically set forth in EXHIBIT B attached hereto, as such may be reasonably amended from time to time by Yahoo.

      "YAHOO.FR" shall mean versions of the Yahoo Service that are customized and localized specifically for all or any portion of the market of the Territory in any and all languages or dialects specifically relevant to the Territory.

      "YAHOO.FR DERIVATIVE WORKS" shall mean Derivative Works created from the Yahoo Properties, including: (i) any French customizations and translations necessary for the customer market in the Territory, created by YAFR from Yahoo Properties for use in Yahoo.FR; and (ii) new properties, including regional directories and localized directories, for example a Yahoo.Paris, that are directed to the Territory or that are necessary to build Yahoo.FR in the Territory; PROVIDED, HOWEVER, that YAFR shall obtain prior approval from Yahoo for any such new properties that have a scope intended to extend beyond the market of the Territory.

      "YAHOO.FR SITE" shall mean one or more servers on which, collectively, Yahoo.FR and the Localized Site will be made available pursuant to this Agreement.

      "YAHOO.FR USERS" shall mean Internet-users to whom YAFR provides access to Yahoo.FR.

      "YAHOO PRODUCTS" shall mean print publications and digital media products, including CD ROMs, and other marketing tools derived from or incorporating Yahoo Properties that are localized for the Territory by YAFR.

      "YAHOO PROPERTIES" shall mean collectively: (i) the Yahoo Service, including both the Yahoo Service Look and Feel and the Yahoo Brand Features; and
(ii) Yahoo.FR.

      "YAHOO SERVICE" shall mean, collectively, the Internet-based hierarchical information index and retrieval product, including the related search engine, that Yahoo makes generally available now or in the future through the WWW, and currently located at http://www.yahoo.com, as the same may be modified, upgraded, updated or enhanced during the Term of this Agreement; PROVIDED, HOWEVER, that the Yahoo Service shall not include any content, software, or any WWW-wide text-based search tool licensed, incorporated, or otherwise authorized for use by Yahoo from a third party (UNLESS Yahoo has the right to sublicense the same to YAFR hereunder which Yahoo shall use reasonable efforts to obtain).

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      "YAHOO SERVICE LOOK AND FEEL" shall mean the artistic renderings, drawings, animations, sketches, characters, layouts and designs, and digital implementations thereof which are embodied within the Yahoo Service as to which Yahoo has established protectable rights.

      "YAHOO SOFTWARE" shall mean all computer programs, in object code form, and related know how, that are owned or operated by Yahoo and required for the operation, modification, maintenance and distribution (or permitted Internet access to) the Yahoo Service, including the computer software programs described in EXHIBIT A attached hereto; PROVIDED, HOWEVER, that the "Yahoo Software" does not include third party software or materials that Yahoo does not have the right to sublicense to YAFR without cost.

      "YAHOO SYSTEM" shall mean, collectively, the Yahoo Service, the Yahoo Software, the Yahoo Brand Features, and any related documentation as Yahoo may make available to third parties from time to time.

      1.2 RULES OF CONSTRUCTION. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, including any exhibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." References herein to section, subsection, attachment or exhibit shall refer to the appropriate section, subsection or exhibit in or to this Agreement. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement. This Agreement has been negotiated by the parties hereto and their respective counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor of or against either party.

1.3 EXHIBITS. In the event that any Exhibits referred to in this Agreement are not attached at the time of execution and delivery of this Agreement, the parties agree to determine in good faith upon the content of such Exhibits within five (5) business days following the Effective Date.

                             ARTICLE 2:  GRANT OF RIGHTS

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2.1   LICENSE TO YAHOO SERVICE PRIOR TO YAHOO.FR LAUNCH. Subject to all of the
terms and conditions of this Agreement, Yahoo hereby grants to YAFR, from the Effective Date of this Agreement until the Launch Date, a non-exclusive (subject to the restrictive covenant set forth in Section 2.5 hereto), royalty-bearing, right and license to:

      (i) use, display, perform, transmit, market, promote, and permit yahoo.fr users to use, the yahoo service in electronic, on-line form and in the manner described in this agreement, via the internet in the territory;

      (ii) reproduce the yahoo service in electronic, on-line form for internal back-up and archival purposes; and

      (iii) use the yahoo software solely for modifying the yahoo service in accordance with this agreement, and to reproduce the yahoo service solely for yafr's internal use in furtherance of such modifying.

2.2 LICENSE TO YAHOO SYSTEM AND YAHOO.FR Subject to all of the terms and conditions of this Agreement, Yahoo hereby grants to YAFR, during the Term of this Agreement, a non-exclusive (subject to the restrictive covenant set forth in Section 2.5 hereto), royalty-bearing, right and license to:

      (i) use, modify and customize the Yahoo Software and Yahoo Service solely for the purpose of developing, creating, operating, maintaining, marketing, promoting, distributing, and otherwise commercially exploiting Yahoo.FR;

      (ii) reproduce copies of the Yahoo Software solely for YAFR's internal use in creating Yahoo.FR Derivative Works;

      (iii) use, reproduce, display, perform, transmit, market, promote, and permit Yahoo.FR Users to use, Yahoo.FR in on-line form and in the manner described in this Agreement, via the Internet in the Territory;

      (iv) use and reproduce any and Yahoo Software (in object code form only) associated with the Yahoo Properties solely to facilitate the exploitation of the Yahoo Properties as anticipated and described in this Agreement;

      (v) create Yahoo.FR Derivative Works, solely for use, incorporation, and integration in Yahoo.FR and solely as necessary for localizing Yahoo.FR for the consumer market in the Territory, subject to the terms and limitations set forth in Section 2.4 of this Agreement; and

      (vi) use, distribute, reproduce, transmit and display the Yahoo Brand Features in connection with the exercise of YAFR's rights to Yahoo.FR;

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PROVIDED, HOWEVER, that Yahoo.FR Users' right to access and use the Yahoo
Properties shall be subject to such customary limitations and restrictions on use and reproduction as Yahoo may impose with respect to the Yahoo Properties.

2.3   [XXXX].

2.4 NO OTHER RIGHTS. Except as expressly provided in this Agreement, YAFR shall: (i) only distribute or make available Yahoo.FR in its entirety as a complete work; PROVIDED, HOWEVER, that YAFR may omit directories, categories, subcategories, and products that YAFR determines is irrelevant or inapplicable to the Territory, subject to Yahoo's approval which shall not unreasonably be withheld; (ii) subject to the provisions of Section 2.3, not distribute or make available the Yahoo Services or Yahoo.FR other than in on-line electronic form; and (iii) not remove any copyright, trademark, or other proprietary rights notices from any of the Yahoo Properties or Yahoo Products. No rights or licenses are granted by Yahoo to YAFR except for those expressly granted in Sections 2.1, 2.2, and 2.3 hereto.

2.5 RESTRICTIVE COVENANT. During the Term of this Agreement, Yahoo shall not: (i) either directly or indirectly, grant any right or license, whether exclusive or non-exclusive, to any person or entity to use, display, reproduce, modify, and customize the Yahoo System for the purpose of developing, creating, operating, maintaining, marketing, promoting, distributing, or otherwise commercially exploiting a version of the Yahoo Service that is customized or localized for the Territory; or (ii) modify and customize the Yahoo System for the purpose of developing, creating, operating, maintaining, marketing, promoting, distributing, or otherwise commercially exploiting a version of the Yahoo Service that is customized or localized for the Territory. Nothing contained in this Agreement shall limit or in any way restrict Yahoo's right to advertise or promote the Yahoo System or any Derivative Works thereof outside of the Territory, or to advertise or promote the Yahoo System in any media that originates outside of the Territory; PROVIDED, HOWEVER, that such advertisements and promotions are not specifically targeted to Yahoo.FR or the market for Yahoo.FR in the Territory. The parties hereto further acknowledge and agree that nothing herein shall prevent, restrict or otherwise limit the ability of any person in the Territory from electronically accessing the Yahoo Service maintained and operated by Yahoo, or its current or future licensees, in any jurisdiction outside the Territory.

2.6 LICENSE GRANTED BY YAFR. Subject to all of the terms and conditions of this Agreement, YAFR hereby grants Yahoo a non-exclusive, royalty-free, perpetual, worldwide (EXCEPT for the Territory) license to use, reproduce, display, perform, transmit, market, promote, and permit Yahoo Service users to use, in any form or media, Local Content; PROVIDED, HOWEVER, that any use of the Local Content by Yahoo in the countries identified in EXHIBIT F (the "EXTENSION COUNTRIES") attached hereto shall be subject to prior approval by YAFR, which approval shall not be unreasonably withheld; and PROVIDED, FURTHER, that for a period of six

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(6) months after the Effective Date of this Agreement, Yahoo will neither:  (i)
market or promote the Local Content in the Extension Countries; nor (ii) market or promote Derivative Works targeted specifically to the Extension Countries and based on the Local Content, in the Extension Countries. Subject to the foregoing license grant, YAFR retains all right, title and interest in and to the Local Content.

                        ARTICLE 3:  OBLIGATIONS OF THE PARTIES

3.1 YAHOO.FR CONTENT. Yahoo.FR shall, at a minimum, contain all directories, including categories, subcategories, and URL's, contained within the Yahoo Service, as such service or any portion thereof may be modified, upgraded, updated or otherwise enhanced during the Term of this Agreement. Promptly after the Effective Date, Yahoo shall provide to YAFR with Yahoo Properties to the extent necessary to launch the Yahoo.FR Site and for YAFR to create Yahoo.FR Derivative Works for incorporation into Yahoo.FR In the event that YAFR wants to post or incorporate any new service, content (other than Local Content), or sponsorships on Yahoo.FR, YAFR shall obtain Yahoo's prior written consent, which consent shall not be unreasonably withheld.

3.2 LOCAL CONTENT. YAFR shall be solely responsible for collecting, translating, and classifying Local Content. YAFR may eliminate from Yahoo.FR such Components that are unrelated to directory, index, or search functions as YAFR deems appropriate, subject to Yahoo's prior approval, which shall not be unreasonably withheld.

3.3   RESTRICTIVE COVENANT.  During the Term, YAFR agrees that it shall not:
(i) enter into a commercial arrangement or transaction with any person for the customization, translation, or localization of a Competitive Navigational Tool for the consumer market of the Territory and for use within the Territory; or
(ii) develop, commercialize, market or promote any Competitive Navigational Tool. Without limiting the foregoing, YAFR shall not provide any on-line advertising that contains a direct hypertext link to any Competitive Navigational Tool; PROVIDED, HOWEVER, that nothing herein shall prohibit Yahoo.FR from including links contained in the Yahoo Service or such links as may be reasonably agreed to by Yahoo.

3.4 MESSAGE BAR. Yahoo shall have the right, upon reasonable advance notice to YAFR, to place non-advertising Components from Yahoo directed to the global marketplace, on the home page of Yahoo.FR for up to five (5) consecutive days.(1)

_____________
  (1) By way of example, but not of limitation, in the event that one of Yahoo's directors or officers desires to send a global message to all users of Yahoo concerning introduction of a new Yahoo Property or news relating to Yahoo or a Yahoo Property, then such message would appear in the message bar as contemplated under this Agreement.

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3.5   ADVERTISING REVENUE.  The parties hereto agree that all revenues and income derived by YAFR in connection with advertising, marketing and promotional information in Yahoo.FR, and distribution of the Yahoo Service in the Territory pursuant to Section 2.1 hereto, shall accrue solely to YAFR, subject to the calculation and payment of the Fees as set out in EXHIBIT D attached hereto. YAFR shall be solely and exclusively responsible for ensuring that all advertising, marketing and promotional information conducted and provided by YAFR complies with all local, federal, and other governmental laws and regulations of the Territory that may be applicable thereto.

3.6   YAFR COVENANTS.  In addition to the representations and warranties of
Section 6.1 hereto, YAFR covenants to use its best efforts to assure that:

      (i) the Components and Local Content which YAFR includes in or associates with Yahoo.FR shall neither: (a) infringe on or violate any copyright, patent, or any other proprietary right of any third party; nor (b) violate any applicable law, regulation or third party right;

      (ii) YAFR's performance of this Agreement shall comply in all material respect with, and neither contravene, breach nor infringe, any laws or regulations of the Territory;

      (iii) the Local Content provided by YAFR shall not contain any obscene or defamatory materials, information, data or content, as such may be finally determined by a court of competent jurisdiction; and

      (iv) all translations performed by YAFR, either directly or under YAFR's instructions, shall be accurate.

3.7 YAHOO COVENANT. Yahoo covenants to use its commercially reasonable efforts, in the event of a change by Yahoo of the platform or other technology necessary for operating the Yahoo Service to a new platform or technology (the "NEW TECHNOLOGY"), to: (i) provide YAFR with advance notice of such technology change; (ii) assist YAFR in managing the transition by YAFR from the current technology to the New Technology for Yahoo.FR; and (iii) assist YAFR in obtaining such New Technology. Yahoo will bear reasonable start-up costs associated with establishing the New Technology for Yahoo.FR so that Yahoo.FR operates at essentially the same or better operating level (with respect to speed and responsiveness of Yahoo.FR in response to a user query) that Yahoo.FR operated prior to converting to the New Technology; PROVIDED, HOWEVER, that on-going costs, including license fees therefor, associated with such New Technology shall be borne solely by YAFR; PROVIDED, FURTHER, that Yahoo will use its reasonable efforts to pass any savings or discounts it may be able to obtain from the third party provider of the New Technology. Nothing

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herein shall be construed as an obligation or representation by Yahoo that Yahoo will obtain or negotiate on behalf of YAFR any license fees or other fees associated with the New Technology.

                           ARTICLE 4:  OWNERSHIP; LOG DATA

4.1 YAHOO OWNERSHIP. Yahoo and YAFR hereby agree that all right, title and interest in and to the Yahoo System and the Yahoo.FR Derivative Works shall be owned exclusively by Yahoo without reservation, and that all such worldwide ownership rights, title and interest in and to, all aspects of Yahoo.FR (including, but not limited to all Intellectual Property Rights thereto) shall solely vest with, and be owned by, Yahoo. YAFR assigns any interest it may be deemed to possess in any such Yahoo System or Yahoo.FR Derivative Works to Yahoo and will assist Yahoo in every reasonable way, at Yahoo's expense, to obtain, secure, perfect, maintain, defend and enforce for Yahoo's benefit all Intellectual Property Rights with respect to the Yahoo System and Yahoo.FR Derivative Works.

4.2 JOINT ENHANCEMENTS. Joint Enhancement shall be jointly owned by YAFR and Yahoo. Any use of such Joint Enhancements other than for the Yahoo Service or in connection with Yahoo.FR, as appropriate, by either party shall require the approval of the other party, with approval shall not be unreasonably withheld.

4.3 LOG DATA. YAFR will provide Yahoo with access to all Log Data containing the categories set forth in EXHIBIT E from use of Yahoo.FR via Yahoo's Log Data Tool as described in EXHIBIT A. All Log Data shall be maintained as Confidential Information by each of YAFR and Yahoo. Notwithstanding the foregoing, no party shall be prohibited from providing Log Data to any third party (on a confidential basis) for aggregation or analysis, or otherwise on an aggregated basis to advertisers, potential advertisers and other third parties in connection with the sale of advertising, or to third parties in connection with market research and similar publishing. Yahoo shall own all rights, title, and interest in and to any and all Log Data generated on any Yahoo Service site in the Territory, including Yahoo.FR; PROVIDED, HOWEVER, Yahoo shall grant to YAFR a non-exclusive, royalty-free license to use and reproduce such Log Data for internal, non-commercial purposes only to Log Data generated at a Localized Site operated via the Internet.

                                ARTICLE 5: TRADEMARKS

5.1 ACKNOWLEDGMENT OF OWNERSHIP. YAFR acknowledges that: (i) as between YAFR and Yahoo, Yahoo owns all right, title and interest in the Yahoo Brand Features; and (ii) neither YAFR nor any other persons will acquire any ownership interest in the Yahoo Brand Features or associated goodwill by virtue of this Agreement or the use of the Yahoo Service or Yahoo.FR pursuant to this Agreement.

5.2 USAGE GUIDELINES. YAFR's use of the Yahoo Brand Features shall adhere to the Yahoo Brand Guidelines set forth in EXHIBIT B attached hereto. In any event, YAFR's use of the

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Yahoo Brand Features shall be at least of a quality and standard reasonably commensurate with YAFR's use of its own trademarks. Throughout the Term of this Agreement, Yahoo shall promptly provide YAFR with all written details of, samples of and artwork for all Yahoo Brand Features as required by YAFR for performing its rights and obligations under this Agreement. YAFR shall supply Yahoo with specimens of each of all promotional materials using the Yahoo Brand Features, all of which shall comply with the Yahoo Brand Guidelines and other provisions of this Agreement. YAFR shall remedy any violation of the Yahoo Brand Guidelines or of this Agreement as soon as practicable following receipt of notice from Yahoo of such violation. If any use of the Yahoo Brand Features by YAFR fails to satisfy such quality standards and YAFR does not promptly cure such failure, Yahoo may terminate YAFR's right to use such Yahoo Brand Features.

5.3 NO ADVERSE CLAIM. YAFR agrees that it will not at any time during or after this Agreement assert any claim or interest in or do anything which may adversely affect the validity or enforceability of any Yahoo Brand Features. Unless otherwise agreed to between the parties, YAFR will not: (i) register, seek to register, or cause to be registered any of the Yahoo Brand Features without Yahoo's prior written consent; (ii) adopt or use Yahoo Brand Features or any confusingly similar word or symbol as part of YAFR's company name, or on or in connection with any of YAFR's products or services; or (iii) allow Yahoo Brand Features to be used by others, without Yahoo's prior written consent.

                         ARTICLE 6:  CONFIDENTIAL INFORMATION

6.1 PROTECTION OF CONFIDENTIAL INFORMATION. The parties recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its Confidential Information. The party receiving any Confidential Information agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and not to disclose any of such Confidential Information to any third party. Neither party shall disclose the other's Confidential Information to its employees and agents except on a need-to-know basis.

6.2 PERMITTED DISCLOSURE. The parties acknowledge and agree that each may disclose Confidential Information: (i) as required by law; (ii) to their respective directors, officers, employees, attorneys, accountants and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; (iii) to investors or joint venture partners, who are under an obligation of confidentiality, on a "need-to-know" basis; or (iv) in connection with disputes or litigation between the parties involving such Confidential Information and each party shall endeavor to limit disclosure to that purpose and to ensure maximum application of all appropriate judicial safeguards (such as placing documents under seal). In the event a party is required to disclose Confidential Information as required by law, such

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party will, to the extent practicable, in advance of such disclosure, provide the other party with prompt notice of such requirement. Such party also agrees, to the extent legally permissible, to provide the other party, in advance of any such disclosure, with copies of any information or documents such party intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the other party to the extent the other party may seek to limit such disclosure.

6.3 APPLICABILITY. The foregoing obligations of confidentiality shall apply to directors, officers, employees and representatives of the parties and any other person to whom the parties have delivered copies of, or permitted access to, such Confidential Information in connection with the performance of this Agreement, and each party shall advise each of the above of the obligations set forth in this Article 6.

6.4 THIRD PARTY CONFIDENTIAL INFORMATION. Any Confidential Information of a third party disclosed to either party shall be treated by YAFR or Yahoo, as the case may be, in accordance with the terms under which such third party Confidential Information was disclosed; PROVIDED, HOWEVER, that the party disclosing such third party Confidential Information shall first notify the other party that such information constitutes third party Confidential Information and the terms applicable to such third party Confidential Information and provided further that either party may decline, in its sole discretion, to accept all or any portion of such third party Confidential Information.

6.5 CONFIDENTIALITY OF AGREEMENT. Except as required by law or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures to its own officers, directors, employees and professional advisers on a need-to-know basis or in confidence to investors, investment bankers, financial institutions or other lenders or acquirers, each party hereto agrees that neither it nor its directors, officers, employees, consultants or agents shall disclose the terms of this Agreement or specific matters relating hereto without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

6.6 FUTURE BUSINESS ACTIVITIES. This Agreement shall not limit either party's present and future business activities of any nature, including business activities which could be competitive with the other party, outside the scope of this Agreement, EXCEPT: (i) to the extent such activities would involve a breach of the confidentiality restrictions contained in this Section; or (ii) as otherwise expressly provided herein, including without limitation, the restrictive covenants of Sections 2.5 and 3.3 hereto. Nothing in this Agreement will be construed as a representation or agreement that the recipient of Confidential Information will not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in such Confidential Information, provided that such recipient does not violate any of its obligations under Section 6 of this Agreement in connection with such development.

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                         ARTICLE 7:  LICENSE FEES AND PAYMENT

7.1 LICENSE FEES. YAFR shall pay to Yahoo, as full and complete remuneration for the performance of all of Yahoo's obligations hereunder, the license fees that are set forth in EXHIBIT D attached hereto (the "FEES"). All payments under this Agreement shall be made by wire transfer to an account designated by Yahoo, within thirty (30) days of the end of the quarter in which such amounts are collected by YAFR, and shall be accompanied by a written report signed by an authorized YAFR officer setting forth a description of transactions given rise to payments in detail sufficient to support calculations of the amounts paid, as well as such other similar information as Yahoo may reasonably request.

7.2 CURRENCY. In this Agreement, all references to currency shall be references to the lawful currency of the United States of America. Any and all conversions shall be based on the exchange rate published in the Wall Street Journal on the date each payment is due.

7.3 INTEREST. Any late payment of fees made by YAFR under this Agreement shall bear interest at the annual aggregate rate of ten percent (10%) from the date on which such payment was due.

7.4 TAXES. All Fees paid by YAFR to Yahoo hereunder shall be inclusive of all excise and customs duties, costs, expenses, and other similar taxes imposed by any governmental authority relating to the export of the Yahoo Properties, and all withholding taxes that may be required by either the Territory or the United States governments under the relevant tax laws and treaties, all of which taxes shall be paid by Yahoo. All Fees paid by YAFR to Yahoo hereunder shall be exclusive of all sales, goods and services, use and other similar taxes imposed by any governmental authority concerning the use of the Yahoo Properties in accordance with this Agreement, all of which taxes shall be paid by Yahoo.FR

7.5 AUDITING RIGHTS. To ensure compliance with the terms of this Agreement, Yahoo shall have the right, at its own expense, to direct an independent certified public accounting firm to inspect and audit all of the accounting and sales books and records of YAFR which are relevant to Fees amounts payable to Yahoo and the licenses granted by Yahoo hereunder; PROVIDED, HOWEVER, that: (i) Yahoo provides fifteen (15) business days notice prior to such audit; (ii) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; (iii) in no event shall audits be made hereunder more frequently than twice (2) per calendar year; (iv) if any audit should disclose an underpayment by YAFR, YAFR shall promptly pay such amount to Yahoo; and (v) the cost of any audit which reveals an underpayment in excess of five percent (5%) of the amount owing for the reporting period in question shall be borne entirely by YAFR.

                      ARTICLE 8:  REPRESENTATIONS AND WARRANTIES

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8.1   MUTUAL REPRESENTATIONS AND WARRANTIES.  Each party represents and warrants to the other party that:

      (i) such party has been duly incorporated and is validly existing under the laws such party is incorporated;

      (ii) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

      (iii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound;

      (iv) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

      (v) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

8.2 NO ADDITIONAL WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

           ARTICLE 9:  LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION

9.1   LIABILITY. EXCEPT AS PROVIDED IN SECTION 9.2, UNDER NO CIRCUMSTANCES
SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

9.2 YAHOO INDEMNITY. Subject to the limitations set forth below, Yahoo, at its own expense, shall indemnify, defend (or at Yahoo's option and expense, settle) and hold YAFR and its officers, directors, employees, agents, distributors and licensees (the "YAFR INDEMNIFIED

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

PARTY(IES)") harmless from and against any judgment, losses, deficiencies, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether required to be paid to a third party or otherwise incurred in connection with or arising from any claim, suit, action or proceeding (collectively, a "CLAIM"), incurred or suffered by a YAFR Indemnified Party to the extent the basis of such Claim is that: (i) the Yahoo Properties provided by Yahoo to YAFR infringe any Intellectual Property Rights of a third party; (ii) Yahoo does not have the right to license the Yahoo Properties as set forth herein; or (iii) Yahoo has breached any of its duties, representations or warranties under this Agreement; PROVIDED, HOWEVER, that Yahoo shall have no obligation to the YAFR Indemnified Parties pursuant to this Section unless: (x) YAFR gives Yahoo prompt written notice of the Claim; and
(y) in the case of third party claims, Yahoo is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and YAFR provides Yahoo with reasonable assistance in the defense or settlement thereof. In connection with the defense of any such Claim, each YAFR Indemnified Party may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

9.3 NO YAHOO LIABILITY. Notwithstanding the foregoing, Yahoo assumes no liability for infringement claims arising from: (i) a combination of the Yahoo Properties or any part thereof with other Components not provided by Yahoo where such infringement would not have arisen from the use of the Yahoo Properties or portion thereof absent such combination; (ii) modification of the Yahoo Properties or portion thereof by anyone other than Yahoo or on its behalf where such infringement would not have occurred but for such modifications; or (iii) translation errors or inaccuracies caused, either directly or indirectly, by YAFR.

9.4 YAHOO LIABILITY. If Yahoo receives notice of an alleged infringement relating to the Yahoo Properties, Yahoo, at its option and expense, shall use all reasonable efforts to: (i) obtain a license at no cost to YAFR permitting continued use of the Yahoo Properties on terms and conditions consistent with the rights granted to YAFR hereunder; (ii) modify the infringing portion of the Yahoo Properties to perform its intended function without infringing third party rights; or (iii) provide a substitute for such infringing portion. If none of the foregoing options are reasonably available to Yahoo, then upon written notice by Yahoo to YAFR, YAFR shall thereupon take the necessary action to discontinue further distribution of the Yahoo Properties to the extent that and only for so long as such use would be infringing. Notwithstanding the foregoing, this Agreement shall remain in full force and effect in accordance with the terms hereof with respect to all noninfringing portions of the Yahoo Properties.

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

9.5 YAFR INDEMNIFICATION. Subject to the limitations set forth below, YAFR, at its own expense, shall indemnify, defend (or at YAFR's option and expense, settle) and hold Yahoo and any Yahoo Affiliates and their officers, directors, employees, agents, distributors and licensees (the "YAHOO INDEMNIFIED PARTY(IES)") harmless from and against any judgment, losses, deficiencies, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether required to be paid to a third party or otherwise incurred in connection with or arising from any claim, suit, action or proceeding (collectively, a "CLAIM"), incurred or suffered by a Yahoo Indemnified Party to the extent the basis of such Claim is that: (i) Yahoo.FR or any Local Content (to the extent distinct from Yahoo Properties provided by Yahoo to YAFR) infringe any: (1) patent; (2) copyright; (3) trade secret; or
(4) trademark of a third party; (ii) YAFR does not have the right to license the Local Content as set forth herein; or (iii) YAFR has breached any of its duties, representations or warranties under this Agreement; PROVIDED, HOWEVER, that YAFR shall have no obligation to the Yahoo Indemnified Parties pursuant to this Section unless: (x) Yahoo gives YAFR prompt written notice of the Claim; and
(y) in the case of third party claims, YAFR is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and Yahoo provides YAFR with reasonable assistance in the defense or settlement thereof; and PROVIDED FURTHER that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Yahoo or any Yahoo Affiliate, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Yahoo's written consent, which consent shall not be unreasonably withheld or delayed. In connection with the defense of any such Claim, each indemnified person may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

                                  ARTICLE 10:  TERM

10.1 TERM. Unless earlier terminated as provided herein, or unless otherwise provided in the Joint Venture Agreement, this Agreement shall be effective from the Effective Date until the sooner of: (i) the parties hereto mutually agree to terminate this Agreement; or (ii) termination of the Joint Venture Agreement.

10.2 EARLY TERMINATION. Either party may terminate this Agreement upon written notice in the event of (i) any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty
(30) days after notice of such breach, or (ii) in the event of any bankruptcy, insolvency, receivership or similar proceeding of the other party which continues for twenty (20) days from filing.

10.3 RETURN OF INFORMATION. Within thirty (30) calendar days after the termination or expiration of this Agreement, each party hereto shall either deliver to the other, or destroy, all copies of any tangible Confidential Information of the other party provided hereunder in

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

its possession or under its control, and shall furnish to the other party an affidavit signed by an officer of its company certifying that to the best of its knowledge, such delivery or destruction has been fully effected.

10.4 REMAINING PAYMENT. Within forty-five (45) calendar days of the expiration or termination of this Agreement, each party shall pay to the other party all sums, if any, due and owing as of the date of expiration or termination.

10.5 SURVIVAL. The respective rights and obligations of the parties under Sections 1, 4.1, 4.2, 4.3, 5.1, 5.3, 7.4, 10.3, 10.4, and 10.5. and Articles 6,
8, 9, and 11 shall survive expiration or termination of this Agreement. No termination or expiration of this Agreement shall relieve any party for any liability for any breach of or liability accruing under this Agreement prior to termination.

                              ARTICLE 11:  MISCELLANEOUS

11.1 GOVERNING LAW; JURISDICTION. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, and with the same force and effect as if fully executed and performed therein, and the laws of the United States of America. Each of YAFR and Yahoo hereby consents and submits to the personal jurisdiction of the United States and state courts of the State of California, and expressly agrees that the venue for any action arising under this Agreement shall be the appropriate court sitting within the Northern District of California.

11.2 AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified or supplemented by the parties in any manner, except by an instrument in writing signed on behalf of each of the parties by a duly authorized officer or representative.

11.3 NO ASSIGNMENT. Neither party shall transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party. Any purported transfer, assignment or delegation by either party without the appropriate prior written approval shall be null and void and of no force or effect. Notwithstanding the foregoing, without securing such prior consent, each party shall have the right to assign this Agreement or any of its rights or obligations to an Affiliate provided that such party continues to be liable for the performance of its obligations and either party shall have the right to assign this Agreement and the obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the Agreement.

11.4 NOTICES. Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight

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

courier service; or (iv) sent via facsimile, with a confirmation copy sent via first class mail. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (x) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; or (y) three
(3) days after the date of posting if transmitted by mail. Either party may change its address for notice purposes hereof on not less than three (3) days prior notice to the other party. Notice hereunder shall be directed to a party at the address for such party which is set forth below:

      To Yahoo:                   Yahoo! Inc.
                                  3400 Central Expressway
                                  Santa Clara, CA  95051
                                  Attention:  President
                                  Fax:  (408) 731-3301



      Copy to:                    James L. Brock
                                  Venture Law Group
                                  2800 Sand Hill Road
                                  Menlo Park, California  94025
                                  Fax:  (415) 233-8386

      To YAFR:                    Yahoo! France
                                  4 place Marie-Jeanne Bassot
                                  92593 Levallois-Perret CEDEX
                                  France
                                  Attn:  Managing Director
                                  Fax:  [________________]
                                   _______________________

      Copy to YAFR counsel as identified or direct by YAFR.



11.5 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the parties with respect to the subject matter hereof.

11.6 WAIVER. Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. Neither party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

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


11.7 FEES AND EXPENSES. Each party shall be responsible for the payment of its own costs and expenses, including attorneys' fees and expenses, in connection with the negotiation and execution of this Agreement.

11.8 RECOVERY OF COSTS AND EXPENSES. If either party to this Agreement brings an action against the other party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, attorneys' fees and costs incurred in connection with such action, including any appeal of such action.

11.9 SEVERABILITY. If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

11.10 OTHER AGREEMENTS. Neither party shall agree to any contractual provision or term in any agreement with any third party which contains a provision or term which cause such party to be in breach of or violates this Agreement.

11.11 NO DISCLOSURE. Without the prior written consent of the other party, neither party shall, in any manner, disclose, advertise, or publish the terms of, or any information concerning, this Agreement; PROVIDED, HOWEVER, that either party may disclose such portions of this Agreement as may be required by law, subject to the provisions of Article 5 hereto.

11.12 NO THIRD PARTY BENEFICIARIES. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

11.13 COUNTERPARTS; FACSIMILES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

      IN WITNESS WHEREOF, the parties to this Agreement by their duly authorized representatives have executed this Agreement as of the date first above written.

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YAHOO! FRANCE                          YAHOO! INC.
By:  /S/HEATHER KILLEN                 By:  /S/ TIMOTHY KOOGLE
    ---------------------                  ---------------------
Name:  Heather Killen                  Name:  Timothy Koogle
Title:  President & CEO                Title:  President




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                                      EXHIBIT A

                        YAHOO FRANCE TECHNICAL SPECIFICATIONS

I.  TECHNICAL SPECIFICATIONS

    Yahoo will provide HTML Tree and Search Tree data files described below, to
YAFR: PROVIDED, HOWEVER, that Yahoo reserves the right to modify the structure of its HTML tree and search tree from time to time as Yahoo deems necessary in connection with similar modifications that are made to the Yahoo Internet Directory on Yahoo's principal WWW site.

    (A) HTML TREE: The file format of individual data files is in HTML format. The hierarchical directory structure is implemented using UNIX file system.

    (B) SEARCH TREE: The search index format is a flat file text format that is subject to update.

II. TOOLS AND SEARCH ENGINE

    Yahoo will provide to YAFR the following tools for use in connection with Yahoo.FR Subject to the terms and conditions of this Agreement, Yahoo reserves the right to add, delete and modify from this list so long as the service is not degraded or interrupted significantly, and Yahoo notifies YAFR in advance and works with YAFR in good faith before making any such changes.

    A. HTTP SERVER: A C program compiled on the hardware platform provided. The initial version of HTTP software will be proprietary to Yahoo. Subject to the terms and conditions of this Agreement, this software may be replaced by third party software in the future.

    B. SEARCH SERVER: A C program compiled on the hardware provided. This software is proprietary to Yahoo. Subject to the terms and conditions of this Agreement, Yahoo reserves the right to change the search engine to a third party software at Yahoo's discretion without notice.

    C. CGI SCRIPTS: These scripts are either written in C or in Perl. The platforms must have Perl installed.

    D. UTILITY SCRIPTS: These scripts are written in Perl or similar shell languages. The platform must support cron jobs and have Perl, and other required shell environments, installed.

    E. LOG DATA TOOL: This software tool, which is proprietary to Yahoo, is a set of CGI scripts written in Perl that summarize, analyze, and display summary information regarding Log Data. Yahoo will use this tool to remotely access Log Data collected by YAFR pursuant to this Agreement.


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                                      EXHIBIT B

                                YAHOO BRAND GUIDELINES

1. GENERAL. The Yahoo Brand Features may be used by YAFR only in connection with the exercise of YAFR's rights pursuant to this Agreement, and only with the promotion of the use of Yahoo Properties and Yahoo Products pursuant to the terms of this Agreement and only in a manner consistent with proper usage of the trademarks, trade names, service marks, service names and other elements that are contained.

2. APPEARANCE OF LOGOS. Yahoo and YAFR will use their best efforts to ensure that the presentation of the Yahoo Brand Features shall be consistent with Yahoo's use of the Yahoo Brand Features on Yahoo's URLs. YAFR shall use the Yahoo Brand Features in a manner reasonably consistent with other key third party content used by YAFR in connection with Yahoo.FR

3. NOTICES. All trademarks and service marks included in the Yahoo Brand Features shall be designated with "SM", "TM", "-Registered Trademark-", in the manner directed by Yahoo.

4. APPEARANCE. Promptly following the Effective Date, and from time to time during the Term, Yahoo shall provide YAFR with written guidelines for the size, typeface, colors and other graphic characteristics of the Yahoo Brand Features, which upon delivery to YAFR shall be deemed to be incorporated into the "Yahoo Brand Guidelines" under this Agreement.

5. RESTRICTIONS UPON USE. Unless otherwise mutually agreed, the Yahoo Brand Features shall not be presented or used by YAFR:

    A. in a manner that could be reasonably interpreted to suggest that any editorial content other than the Yahoo Service has been authored by, or represents the views or opinions of, Yahoo or any Yahoo personnel;

    B. in a manner that is misleading, defamatory, libelous, obscene or otherwise objectionable, in Yahoo's reasonable opinion;

    C. in a way that infringes, derogates, dilutes or impairs the rights of Yahoo in the Yahoo Brand Features;

    D. for the purposes of promoting the sale, license or other transfer for value of property or services, other than in connection with the promotion of the sale and use of Yahoo.FR; or

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    E.   as part of a name of a product or service of a company other than
Yahoo, except as expressly provided in this Agreement.

6. REMEDY. YAFR will make any changes to its use of the Yahoo Brand Features as are reasonably requested by Yahoo.

7. REVISIONS. These Guidelines may be modified as may be reasonably necessary at any time by Yahoo upon written notice to YAFR.




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                                      EXHIBIT C

                            COMPETITIVE NAVIGATIONAL TOOLS



Competitive Navigational Tools shall include the Internet directories and Internet search tools including, but not limited to those listed below or offered by a party listed below:



[XXXX]




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

                                      EXHIBIT D

                                     LICENSE FEES

License fee: [XXXX] for each year of this Agreement.


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                                      EXHIBIT E

                                YAHOO FRANCE LOG DATA

Each time a customer accesses Yahoo.FR, Yahoo requires the following User Log Data from YAFR:


1.  The customer's Internet protocol address;
2.  The date and time of access;
3.  A description of the page of Yahoo.FR accessed
    (e.g.,/Entertainment/Games/Video Games/)



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                                      EXHIBIT F

                                 EXTENSION COUNTRIES



[XXXX]







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